Exhibit 3.45

RESTATED CERTIFICATE OF INCORPORATION

OF

McLEODUSA INCORPORATED

1.	NAME

The name of this corporation is McLeodUSA Incorporated (the “Corporation”),

2.	REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

3.	PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation of the State of Delaware (the “Delaware General Corporation Law”).

4.	CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Hundred (100) shares of common stock, all of one class, having a par value of $.01 per share (“Common Stock”), The holders of the shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

5.	BOARD OF DIRECTORS

5.1	Number; Election; Books and Records

The business, property and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Meetings of the Board of Directors may be held within or without the State of Delaware as the bylaws of the Corporation may provide. If required by applicable law, an annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may come before the meeting shall be held at such time and place as shall be determined in accordance with the bylaws of the Corporation. The books and records of the Corporation may be kept (subject to applicable laws) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

5.2	Limitation of Liability

To the maximum extent permitted by the Delaware General Corporation Law, no director of the Corporation shall ho liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director in any case in which such elimination or reduction is not permitted by law. Any repeal or modification of this Section 5.2 by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification.

6.	AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

7.	AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.